UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2005

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 10, 2005 (the “Effective Date”), Exelixis, Inc. (the “Company”) entered into a license agreement with Helsinn Healthcare S.A. (“Helsinn”) for the development and commercialization of XL119 (becatecarin). Under the terms of the agreement, the Company has granted to Helsinn a world-wide, royalty-bearing license to XL119.

The Company has retained the option (the “First Option”) to reacquire the commercial rights to XL119 (for use in the indication of gall bladder cancer and bile duct tumor) for North America. The First Option is exercisable during a period commencing on the Effective Date and ending on the earlier of (i) 90 days after the Company’s receipt of the final report relating to the first successful Phase 3 trial for XL119 (the “Final Report”), (ii) the Company’s exercise of the First Option, (iii) the Company’s notification to Helsinn that it will not exercise the First Option, and (iv) Helsinn’s solicitation of the First Option from the Company. If the Company exercises the First Option or if Helsinn solicits the First Option, the Company has the right to negotiate with Helsinn, on an exclusive basis, to reach agreement on commercially reasonable terms and conditions to reacquire the commercial rights to XL119 for North America. In addition, if, during the period commencing on the Effective Date and ending on the date 90 days after the Company’s receipt of the Final Report, Helsinn and a third party agree on financial terms under which such party would acquire the commercialization rights for XL119 in North America, then the Company has the option to match such third-party offer. If the Company matches the third-party offer, then the parties will negotiate, on an exclusive basis, to reach agreement on the other (non-financial) commercially reasonable terms and conditions to reacquire the commercial rights to XL119 for North America.

Under the terms of the license agreement, Helsinn has agreed to pay to the Company an upfront payment of $4 million and additional development and commercialization milestones of up to $21 million, as well as royalties on worldwide sales. Helsinn will also assume costs incurred after the Effective Date for the ongoing multi-national Phase III clinical trial for XL119.

Beginning 12 months after the Effective Date, Helsinn may relinquish all rights and the license granted to it under the license agreement and thereby terminate the license agreement on at least 6 months’ prior written notice, if in Helsinn’s reasonable business judgment based on scientific or economic evidence, it is impossible for Helsinn to carry out further development or marketing of XL119. Furthermore, if the Company fails to supply Helsinn with certain clinical trial materials (at Helsinn’s expense) by April 30, 2006 and such failure prevents Helsinn from enrolling additional patients or from maintaining the then-current enrollment in the ongoing Phase 3 clinical trial, then Helsinn may terminate the license agreement or elect to continue the agreement at a reduced royalty rate. Each party may also terminate the license agreement for any uncured material breach by the other party.

Item 3.02 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Dated: June 13, 2005	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary